United States securities and exchange commission logo





                     January 31, 2024

       Mark Walker
       Chief Executive Officer
       Direct Digital Holdings, Inc.
       1177 West Loop South ,Suite 1310
       Houston, Texas 77027

                                                        Re: Direct Digital
Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed April 17,
2023
                                                            File No. 001-41261

       Dear Mark Walker:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Diana Diaz